Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in Registration Statement No. 33-51341 of CBR Brewing Company, Inc. on Form S-8 of our reports dated April 10, 2003, except for the 3rd paragraph of Note 23, as to which the date is April 15, 2003, with respect to the consolidated financial statements of CBR Brewing Company, Inc. for the year ended December 31, 2002 and April 10, 2003 with respect to the financial statements of Zhaoqing Blue Ribbon Brewery Noble Limited for the year ended December 31, 2002, appearing in this Annual Report on Form 10-K of CBR Brewing Company, Inc. for the year ended December 31, 2002.


/s/ Deloitte Touche Tohmatsu

Hong Kong
May 12, 2003


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